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                                                                      EXHIBIT 99


                       THE ASHTON TECHNOLOGY GROUP, INC.
                           1999 STOCK INCENTIVE PLAN
              (Amended and Restated, Effective December 30, 1999)


     1. Purpose. The Ashton Technology Group, Inc. (the "Company") adopted a stock incentive plan (the "1999 Plan") in July 1998 and revised in July 1999. The 1999 Plan is intended to recognize the contributions made to the Company by all employees (including employees who are members of the Board of Directors) of the Company or any Affiliate (as defined below), and certain consultants or advisors to the Company or an Affiliate, to provide such persons with additional incentive to devote themselves to the future success of the Company or an Affiliate, and to improve the ability of the Company or an Affiliate to attract, retain, and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of rights to acquire shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). In addition, the 1999 Plan is intended as an additional incentive to certain directors of the Company who are not employees of the Company or an Affiliate to serve on the Board of Directors and to devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of rights to acquire Common Stock.

     The 1999 Plan was initially comprised of a number of stock option agreements entered into with certain key executives, outside directors and consultants. These currently outstanding agreements (the "Pre-2000 Agreements") are listed on Schedule I attached at the end hereof. This amended and restated plan document is not intended to, and does not, amend the Pre-2000 Agreements and if there is any inconsistency between any provisions of this amended and restated plan document and one or more of the Pre-2000 Agreements, the latter shall control. However, those Pre-2000 Agreements continue to be a part of this amended and restated plan document.
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     2.  Definitions.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:
     (a) "Affiliate" means a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of section 424(e) or (f) of the Code.
     (b) "Board of Directors" means the Board of Directors of the Company.
     (c) "Code" means the Internal Revenue Code of 1986, as amended. Each reference to a particular section of the Code shall include any successor to that section.
     (d)  "Committee" shall have the meaning set forth in Section 3 hereof.
     (e) "Company" means The Ashton Technology Group, Inc., a Delaware corporation.
     (f) "Disability" shall have the meaning set forth in section 22(e)(3) of the Code.
     (g) "Fair Market Value" shall have the meaning set forth in Subsection 8(b) hereof.
     (h) "Non-Employee Director" means a member of the Board of Directors who is not an employee of the Company or an Affiliate.
     (i) "Option" means a non-qualified stock option granted under this Plan which is not intended to qualify, or otherwise does not qualify, as an "incentive stock option" within the meaning of section 422(b) of the Code.
     (j) "Optionee" means a person to whom an Option has been granted, which Option has not been exercised and has not expired or terminated for any reason.
     (k) "Option Document" means the document described in Section 8 hereof which sets forth the terms and conditions of each grant of Options.
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     (l) "Option Price" means the price at which Shares may be purchased upon exercise of an Option, as calculated pursuant to Subsection 8(b) hereof.
     (m) "Plan" means the Company's amended and restated 1999 Stock Incentive Plan set forth herein.
     (n) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, (the "Exchange Act").
     (o) "Section 16 Officer" means any person who is an "officer" within the meaning of Rule 16a-1(f) promulgated under the Exchange Act or any successor rule.
     (p) "Shares" mean the shares of Common Stock of the Company which are or can be the subject of Options.
     (q) "Unrelated Director" shall mean a member of the Board of Directors who is both a "non-employee director" within the meaning of Rule 16b-3, and an "outside director" within the meaning of Treasury Regulation section 1.162-27(e)(3).

     3. Administration of the Plan. The Plan shall be administered by the Board; provided, however, that the Board of Directors may designate a committee of the Board of Directors composed of two or more Unrelated Directors to administer the Plan with respect to the Section 16 Officers, directors, and/or key employees. Alternatively, the Board of Directors may designate two committees to operate and administer the Plan in its stead, one committee composed of two or more Unrelated Directors to operate and administer the Plan with respect to the Company's Section 16 Officers and the directors, and another committee composed of two or more directors (which may include directors who are not Unrelated Directors) to operate and administer the Plan with respect to persons other than Section 16 Officers or directors. Any of such committees designated by the Board of Directors, and the Board of Directors itself in its administrative capacity with respect to the Plan, is herein referred to as the "Committee."
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     (a) Meetings.  The Committee shall hold meetings at such times and places as it may determine, shall keep minutes of its meetings, and shall adopt, amend and revoke such rules or procedures as it may deem proper; provided, however, that it may take action only upon the agreement of a majority of the whole Committee. Any action which the Committee shall take through a written instrument signed by a majority of its members shall be as effective as though it had been taken at a meeting duly called and held. The Committee shall report all actions taken by it to the Board of Directors.
     (b) Grants. The Committee shall from time to time, and subject to the provisions of the Plan and to such other terms and conditions as the Committee may prescribe, direct the Company to grant Options pursuant to the terms of the Plan. The date an Option is granted (the "Grant Date") shall be the date selected by the Committee on which the Committee allots a specific number of Shares to an Optionee pursuant to the Plan. The Committee shall have plenary authority to (i) determine the persons to whom, the times at which, and the price at which Options shall be granted, (ii) determine the number of Shares subject thereto, (iii) determine that Options granted to Non-Employee Directors shall be granted only upon unanimous vote of the Committee or of directors not receiving any such Options; and (iv) approve the form and terms and conditions of the Option Documents; all subject, however, to the express provisions of the Plan. Notwithstanding the foregoing, no person may be granted Options to acquire more than One Million (1,000,000) Shares in any calendar year, subject to adjustment as provided in Section 9 hereof. In making such determinations, the Committee may take into account the nature of the Optionee's services and responsibilities, the Optionee's present and potential contribution to the Company's success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provisions of the Plan or of any Option granted under it shall be final, binding and conclusive.
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     (c) Exculpation.  No member of the Board of Directors shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Options under the Plan, provided that this Subsection 3(c) shall not apply to
(i) any breach of such member's duty of loyalty to the Company, or an Affiliate, or the Company's stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) acts or omissions that would result in liability under applicable law, and (iv) any transaction from which the member derived an improper personal benefit.
     (d) Indemnification. Service on the Committee shall constitute service as a member of the Board of Directors. Each member of the Committee shall be entitled, without further action on his or her part, to indemnity from the Company and limitation of liability to the fullest extent provided by applicable law and by the Company's Certificate of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

     4. Options under the Plan. All Options under the Plan shall be in the form of non-qualified stock options.

     5. Eligibility. All employees of the Company or an Affiliate, consultants and advisors to the Company or an Affiliate, and members of the Board of Directors shall be eligible to receive Options hereunder.

     6. Shares Subject to Plan. The aggregate maximum number of Shares for which Options may be granted pursuant to the Plan is Two Million, Five Hundred and Fifty Thousand (2,550,000) Shares, subject to adjustment as provided in
Section 9 hereof.  The
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Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If an Option terminates or expires without having been fully exercised for any reason, the Shares may again be the subject of one or more Options granted pursuant to the Plan.

     7. Term of the Plan. The Plan was effective as of November 11, 1998. No Option may be granted under the Plan after November 10, 2005.

     8. Option Documents and Terms. Options granted pursuant to the Plan shall be evidenced by the Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan.
     (a) Number of Option Shares. Each Option Document shall state the number of Shares to which it pertains.
     (b) Option Price. Each Option Document shall state the Option Price which shall be more than, equal to or less than the Fair Market Value of the Shares on the date the Option is granted, as shall be determined by the Committee, in its sole discretion and in accordance with this Subsection 8(b). If the Common Stock is traded in a public market, then the Fair Market Value per share shall be the average of the high and low reported sales prices thereof on the date of grant on the principal exchange on which the Common Stock is traded (or, if there is no such trading on the applicable date, the last preceding date on which there was such trading). If the Common Stock is not traded in a public market, the Committee shall adopt such other method of determining Fair Market Value as shall be authorized by the Code and the rules and regulations thereunder.
     (c) Exercise. Each Option shall be granted for a term of no more than 10 years and shall first be exercisable or shall become exercisable according to the vesting
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schedule as is determined by the Committee and provided in the Option Document.
The exercisable portion of an Option may be exercised in whole or part at any time prior to the event or date when the Option or a portion thereof becomes unexercisable, as provided in the Option Document, except that any partial exercise shall be for whole Shares only. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and shall (unless the Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the "Act")), contain the Optionee's acknowledgment in form and substance satisfactory to the Company that (a) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that (i) the Shares may not have been registered under the Act and therefore may be "restricted securities" within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (c) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that the issuance of Shares should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion of counsel satisfactory to the Company that an appropriate exemption from such registration is available, (C) the listing or inclusion of the Shares on any securities exchange or an automated quotation system or (D)
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the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this sentence has occurred.
     (d) Medium of Payment. An Optionee shall pay for Shares (i) in cash, (ii) by certified or cashier's check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Furthermore, the Committee may provide in an Option Document that payment may be made in whole or in part in shares of the Company's Common Stock held by the Optionee. If payment is made in whole or in part in shares of the Company's Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing the shares owned by such Optionee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is at least as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by the payment in shares of Common Stock, endorsed in blank or accompanied by stock powers duly endorsed in blank by the Optionee. In the event that certificates for shares of the Company's Common Stock delivered to the Company represent a number of shares of Common Stock in excess of the number of shares of Common Stock required to make payment for the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the stock certificate issued to the Optionee shall represent (i) the Shares in respect of which payment is made, and (ii) such excess number of shares of Common Stock. Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of Common Stock to exercise an Option as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid certain accounting
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consequences that may result from the use of shares of Common Stock as payment of the Option Price upon exercise of an Option and in satisfaction of any withholding obligation.

     (e)  Termination of Options.
          (i) No Option shall be exercisable after the first to occur of the following:
              (A) Expiration of the Option term specified in the Option
Document;
              (B) Except to the extent otherwise provided in the Option
Document, expiration of thirty days from the date the Optionee's employment or service with the Company or an Affiliate terminates for any reason other than Disability, retirement or death or as otherwise specified in Subsection (D) or
(G), below;
              (C) Except to the extent otherwise provided in the Option
Document, expiration of one year from the date the Optionee's employment or service with the Company or an Affiliate terminates due to the Optionee's Disability, retirement or death;
              (D) Except to the extent otherwise provided in the Option
Document, a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his or her employment or service contract with the Company or an Affiliate, or has been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price. Notwithstanding anything herein
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to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture;
              (E) The date, if any, set by the Board of Directors as an accelerated expiration date in the event of the liquidation or dissolution of the Company; or
              (F) The occurrence of such other event or events as may be set forth in the Option Document as causing an accelerated expiration of the Option.
              (G) The date, if any, set by the Committee as an accelerated expiration date in the event of a change in the required financial accounting treatment for stock options from that in effect on the effective date of this Plan that adversely affects or may adversely affect the Company in the foreseeable future.
          (ii) Notwithstanding the foregoing, the Committee may extend the period during which all or any portion of an Option may be exercised to a date no later than the Option term specified in the Option Document pursuant to Subsection 8(e)(i)(A) hereof. The terms of an executive severance agreement or other agreement between the Company and an Optionee, approved by the Committee, whether entered into prior or subsequent to the grant of an Option, which provide for Option exercise dates later than those set forth in Subsection 8(e)(i), but permitted by this Subsection 8(e)(ii), shall be deemed to be an Option term approved by the Committee and consented to by the Optionee.
     (f) Cash Payment in Lieu of Stock. Notwithstanding anything to the contrary contained herein, if at the time any Option or any exercisable portion thereof is delivered for exercise to the Company, or at any time prior to the issuance of a certificate of stock in respect of such Option or portion thereof, the Common Stock has ceased to be listed on any national securities exchange or otherwise publicly traded (whether or not listed on any stock exchange), the Committee, in its sole discretion, shall have the choice of delivering (i) shares of Common Stock or (ii) a cash payment in lieu of shares of Common Stock equal to
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the difference between the Fair Market Value of the Common Stock and the Option
Price, multiplied by the number of Shares that would have been issued upon such exercise.
     (g) Transfers. No Option granted under the Plan may be transferred, unless such transfer is to a "Permitted Transferee." For purposes of this Plan, "Permitted Transferee" means either of the following: (i) a person that receives the Option by will or by the laws of descent and distribution, or (ii) a person that receives the Option after the Committee, in the manner established by the Committee, has issued or amended an Option Document the terms of which permit all or a portion of the Option to be irrevocably transferred by the Optionee by bona fide gift, with no consideration for the transfer, to any of the Optionee's parents, spouse, children or any other person who is a beneficiary under any insurance policy for which the premiums are paid by the Company, or a trust for the benefit of any of the foregoing, and the Optionee has made such transfer, so notified the Company, identified the Option transferred, the identity of the transferee and the category of Permitted Transferee to which the transferee belongs.

     Such transferred Option, once transferred, may not again be transferred except by will or by the laws of descent and distribution and will remain subject to the same terms and conditions of the Option Document in effect immediately before the transfer and any such transferred Option may be exercised only by such transferee during the transferee's lifetime (if the transferee is not a trust).
     (h) Other Provisions. Subject to the provisions of the Plan, the Option Document shall contain such other provisions including, without limitation, provisions authorizing the Committee to accelerate the exercisability of all or any portion of an Option granted pursuant to the Plan, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.
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     (i)  Amendment.  Subject to the provisions of the Plan, the Committee shall have the right to amend the Option Document issued to an Optionee, subject to the Optionee's consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made pursuant to Subsection 8(e)(i)(G) hereof.

     9.  Adjustments on Changes in Capitalization.
         (a) In the event that the outstanding shares of Common Stock are changed by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares and the like (not including the issuance of Common Stock on the conversion of other securities of the Company which are outstanding on the Grant Date and which are convertible into Common Stock) or dividends payable in shares of Common Stock (collectively, a "Change in Capital Structure"), an equitable adjustment shall be made by the Committee in the aggregate number of Shares available under the Plan and in the number of Shares and price per Share subject to outstanding Options. Unless the Committee makes other provisions for the equitable settlement of outstanding Options, if the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, an Optionee shall at the time of such corporate event, if the Options held by such Optionee have not previously terminated, be entitled to receive upon the exercise of his or her Option the same number and kind of shares of stock or the same amount of property, cash or securities as he or she would have been entitled to receive upon the occurrence of any such corporate event as if he or she had been, immediately prior to such event, the holder of the number of Shares covered by his or her Option.
         (b) Any adjustment under this Section 9 in the number of Shares subject to Options shall apply proportionately to only the unexercised portion of any Option granted
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hereunder. If fractions of a Share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of Shares.
         (c) The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive.

     10. Amendment of the Plan. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable. However, no amendment to the Plan shall adversely affect any outstanding Option without the consent of the Optionee.

     11. No Commitment to Retain. The grant of an Option Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Optionee in the employ of the Company or an Affiliate and/or as a member of the Board of Directors or in any other capacity or to entitle the Optionee to receive any remuneration or payments from the Company.

     12. Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer Shares in connection with the exercise of an Option, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company's obligation to make any delivery or transfer of Shares shall be conditioned on the Grantee's compliance, to the Company's satisfaction, with any withholding requirement.

     13. Interpretation. The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Exchange Act) to satisfy the conditions of Rule 16b-3; to the extent that any provision of the Plan would cause a conflict with such conditions or would cause the administration of the Plan as provided in
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Section 3 to fail to satisfy the conditions of Rule 16b-3 or of section 162(m)
of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. This section shall not be applicable if no class of the Company's equity securities is then registered pursuant to Section 12 of the Exchange Act.

     14. Merger or Consolidation, Recapitalization, Etc. In its absolute discretion, and on such terms and conditions as it may deem appropriate, the Committee may at any time provide that the Options cannot be exercised after the merger or consolidation of the Company with or into another corporation, the sale or other disposition of all or substantially all of the assets of the Company (including the exchange of such assets for the securities of another corporation), the acquisition by another person of 80% or more of the Company's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Company, and if the Committee so provides, a resolution of its Board of Directors adopted prior to the occurrence of such merger, consolidation, disposition, acquisition, recapitalization, reclassification, liquidation, may provide that, for some period of time prior to such event, the Option shall be exercisable as to all Shares subject thereto, and/or that the Optionee shall receive cash, in lieu of exercising the Option, in the amount by which the Fair Market Value, as of the date of such event, of the number of Shares to which the Option relates exceeds the Option Price for the Shares, and that upon the occurrence of such event, the Option shall terminate and be of no further force or effect; provided, however, that the Committee may provide, in its absolute discretion, that the Option shall remain exercisable after any such event in the manner described in Subsection 9(a) hereof.

     15. Jurisdiction. Any suit, action or proceeding against the Optionee with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, as the Company may elect in its sole discretion, and the Optionee agrees to submit to the
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nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. By the execution and delivery of this Agreement, the Optionee appoints the Secretary of the Company, as the Optionee's agent upon whom process may be served in any such suit, action or proceeding. Service of process upon such agent, together with notice of such service given to the Optionee, shall be deemed in every respect effective service of process upon him or her in any suit, action or proceeding. Nothing herein shall in any way be deemed to limit the ability of the Company to serve any such writs, process or summonses in any other matter permitted by applicable law or to obtain jurisdiction over the Optionee, in such other jurisdictions, and in any such manner, as may be permitted by applicable law. No suit, action or proceeding against the Company with respect to this Agreement may be brought other than in a court of competent jurisdiction in the Commonwealth of Pennsylvania, and the Optionee hereby waives any right which he or she may otherwise have had to bring such an action in any court.

     16. Substituted Options. If the Committee cancels, with the consent of an Optionee, any Option and a new option is substituted therefor, then the Committee may, in its discretion, provide that the Grant Date of the canceled Option shall be the date used to determine the earliest date or dates for exercising or disposing of the new substituted option so that the Optionee may exercise or dispose of the substituted option at the same time as if the Optionee had held the substituted option since the Grant Date of the canceled Option; provided, however, that no Optionee who for purposes of Section 16 of the Exchange Act is treated as an officer, director or 10% stockholder of the Company may dispose of a substituted stock option, prior to the end of the required holding period following the Grant Date (calculated without reference to this Section 16).

     17. Non-Uniform Determinations. The determinations under the Plan need not be uniform and may be made by the Committee or the Board of Directors selectively among
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persons who receive, or who are eligible to receive, Options under the Plan
(whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations and to enter into non-uniform and selective Option Documents as to (a) the persons to receive Options under the Plan and (b) the terms and provisions of the Options.